The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Pricing Supplement       SUBJECT TO COMPLETION        March 20, 2008


                     Pricing Supplement dated April o, 2008
          to the Product Prospectus Supplement dated February 14, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

       [RBC LOGO]       $o

                        Royal Bank of Canada
                        Senior Global Medium-Term Notes, Series C

                        Redeemable Non-Inversion Range Accrual Notes, Due April 11, 2028



     Royal Bank of Canada is offering the notes described below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated February 14, 2008 describe terms that will apply generally to the notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Underwriter:                  RBC Capital Markets Corporation

Principal Amount:             o

Maturity Date:                April 11, 2028

Interest Rate:                8.50% times N/D;

                              where "N" is the total number of calendar days in the applicable interest period on which the high-side reference rate exceeds the low-side reference rate by an amount equal to or above minimum spread level specified in the applicable pricing supplement; and "D" is the total number of calendar days in the applicable interest period.

Reference Rate:               30 Year CMS Rate minus 10 Year CMS Rate

Reference Rate                Where the reference rate is greater than or equal
Range:                        to 0.00%

Type of Note:                 Non-Inversion Range Accrual Note

Interest Payment              Quarterly, on the 11th day of each January, April,
Dates:                        July, and October, commencing July 11, 2008 and
                              ending on the Maturity Date (whether the Stated
                              Maturity Date or an earlier Redemption Date).

Redemption:                   Redeemable

Call Date(s):                 Quarterly, on the 11th day of each January, April,
                              July and October, commencing April 11, 2009 and ending on the Maturity Date (whether the Stated
                              Maturity Date or an earlier Redemption Date) with 10 business days notice.

Survivor's Option:            Not Applicable

Incorporated risk             The notes are subject to the risks set forth under
factors:                      the heading "Additional Risks Specific to Your
                              Notes" in the product prospectus supplement.

Minimum                       $1,000 (except for certain non-U.S. investors for
Investment:                   whom the minimum investment will be higher)

Denomination:                 $1,000 (except for certain non-U.S. investors for
                              whom the denomination will be higher)

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt Securities
                              -- Ownership and Book-Entry Issuance" in the accompanying prospectus).

CUSIP No:                     78008E6S1

Currency:                     U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

Terms Incorporated            All of the terms appearing above the item
In the Master Note:           captioned "Listing" on the cover page of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product supplement with respect to notes dated
                              February 14, 2008.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1of the product supplement to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.


                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     $100.00          $o
Underwriting discounts and commission.................................................     $o               $o
Proceeds to Royal Bank................................................................     $o               $o


We may use this pricing supplement in the initial sale of a note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement, dated February 14, 2008 the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated February 14, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000333/
     c21380424b3.txt.

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                       Historical Graph of Reference Rate

Historically, the reference rate has experienced significant fluctuations. Any historical upward or downward trend in the reference rate level during any period shown below is not an indication that level of the reference rate is more or less likely to increase or decrease at any time during the term of the Notes. The historical reference rate levels do not give an indication of future levels of the reference rate. Royal Bank cannot make any assurance that the future levels of the reference rate will result in holders of the Notes receiving interest payments at the specified coupon. The reference rate on March 20, 2008 was 0.53%. The graph below sets forth the historical performance of the reference rate from May 6, 1994 through March 20, 2008



                        30YR CMS Rate minus 10YR CMS Rate
                              (5/6/1994 - 1/4/2008)
                                 [CHART OMITTED]



Source: Bloomberg L.P.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS


                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about April 11, 2008, which is the fifth business day following the Pricing Date (this settlement cycle being referred to as "T+5"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                       $o
                                   [RBC LOGO]
                              Royal Bank of Canada

                   Senior Global Medium-Term Notes, Series C

        Redeemable Non-Inversion Range Accrual Notes, Due April 11, 2028


                                  April o, 2008